Exhibit 12.1

Newmont Mining Corporation and Subsidiaries
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (amounts in thousands except ratios) (unaudited)


                                                                                  Three Months Ended
                                                                                        March 31,
                                                                                  ------------------
                                                                               2001            2000
                                                                               ----            ----
Earnings:
   Income (loss) before minority interest, income taxes
   and cumulative effect of changes in accounting principles              $    (30,305)   $     27,143

Adjustments:
   Net interest expense (1)                                                     20,272          24,732
   Amortization of capitalized interest                                          1,556           1,591
   Portion of rental expense representative of interest                            634             667
   Minority interest of majority-owned subsidiaries                             14,816          24,839
   Undistributed income of affiliates                                           (4,395)         (8,104)
                                                                               ------------------------
                                                                          $      2,578    $     70,868
                                                                               ========================

Fixed Charges
   Net interest expense (1)                                               $     20,272    $     24,732
   Preferred stock dividends                                                     2,875           2,875
   Capitalized interest                                                          2,847             463
   Portion of rental expense representative of interest                            634             667
                                                                               ------------------------
                                                                          $     26,628    $     28,737
                                                                               ========================

Ratio of earnings to fixed charges and preferred stock dividends                   0.1             2.5
                                                                               ========================


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs

Newmont Mining Corporation and Subsidiaries
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (amounts in thousands except ratios) (unaudited)


(Table cont'd)

                                                                                     Year Ended December 31,
                                                                                     -----------------------
                                                                    2000        1999        1998            1997         1996
                                                                    ----        ----        ----            ----         ----
Earnings:
   Income (loss) before minority interest, income taxes
   and cumulative effect of changes in accounting principles   $    (47,309)   $ 18,839    $(662,286)  $   44,677    $  57,452

Adjustments:
   Net interest expense (1)                                          94,566      77,654       96,618       90,967       71,919
   Amortization of capitalized interest                               8,793       4,885        4,435        3,221        2,359
   Portion of rental expense representative of interest               2,936       2,914        4,361        3,849        4,695
   Minority interest of majority-owned subsidiaries                  91,170      40,691       71,272       73,738       (9,416)
   Undistributed income of affiliates                                (9,923)    (91,627)    (105,932)         200      (18,359)
                                                                    -------------------------------------------------------------
                                                               $    140,233    $ 53,356    $(591,532)  $  216,652    $ 108,650
                                                                    =============================================================

Fixed Charges
   Net interest expense (1)                                    $     94,566    $ 77,654    $  96,618   $   90,967    $     71,919
   Preferred stock dividends                                   $     11,500      11,500       11,500       11,500          11,500
   Capitalized interest                                               5,534      23,345       13,720       20,104          22,971
   Portion of rental expense representative of interest               2,936       2,914        4,361        3,849           4,695
                                                                    -------------------------------------------------------------
                                                               $    114,536    $115,413    $ 126,199   $  126,420    $    111,085
                                                                    =============================================================

Ratio of earnings to fixed charges and preferred
stock dividends                                                         1.2         0.5         (4.7)         1.7             1.0
                                                                    =============================================================


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs